EXHIBIT 21.1

                              List of Subsidiaries
                             As of October 31, 1995*

                                    State or Jurisdiction       Name Under Which
First Tier Subsidiaries of           of Incorporation or        Subsidiary Does
    Eaton Vance Corp.                   Organization                Business

Eaton Vance Management                  Massachusetts                 Same
Fulcrum Management, Inc.                Massachusetts                 Same
Investors Bank & Trust Company          Massachusetts                 Same
MinVen, Inc.                            Massachusetts                 Same

Certain Subsidiaries of
    Eaton Vance Management

Eaton Vance Distributors, Inc.          Massachusetts                 Same
Northeast Properties, Inc.              Massachusetts                 Same
Boston Management and Research          Massachusetts                 Same

* The names of certain subsidiaries have been omitted in this list inasmuch as the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of the Company's fiscal year ended October 31, 1995.

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